Exhibit 10.1
Gogoro Announces Amendment to Loan Facility

*** Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[Redacted]”) in this exhibit. ***
Gogoro Network (Cayman), Taiwan Branch NT$10,700,000,000 Syndicated Loan Facility

Second Supplemental
Agreement to the Syndicated
Credit Facility Agreement

KPMG Law Firm 61F., No. 7, Sec. 5, Xinyi Road, Taipei City, Taiwan

Exhibit 10.1
Second Supplemental Agreement to
the Syndicated Credit Facility Agreement
This Second Supplemental Agreement to the Syndicated Credit Facility Agreement (hereinafter this "Second Supplemental Agreement") is entered into on this 4th day of March, 2026, by and among the following parties:
(I)Gogoro Network (Cayman), Taiwan Branch, incorporated in accordance with the laws of the Republic of China (Taiwan), with its principal business address at No. 33, Dinghu Road, Dahua Village, Guishan District, Taoyuan City (hereinafter the “Borrower”);
(II)Gogoro Inc., a company organized and incorporated in accordance with the laws of the Cayman Islands, with its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (hereinafter the " Guarantor");
(III)Mega International Commercial Bank Co., Ltd., acting as the agent for the management of credit facility procedures and various security interests under this Agreement (referred to in such capacity as the “Agent”); and
(IV)Mega International Commercial Bank Co., Ltd., Agricultural Bank of Taiwan Co., Ltd., Bank of Taiwan Co., Ltd., First Commercial Bank Co., Ltd., Taiwan Cooperative Bank Ltd., EnTie Commercial Bank, Chang Hwa Commercial Bank, Ltd., Taiwan Business Bank, Ltd., Taipei Fubon Commercial Bank Co., Ltd. and Taishin International Bank Co., Ltd., (hereinafter individually a “Syndicated Bank”, or collectively the “Banking Syndicate”).

WHEREAS, the Borrower asked Gogoro Inc. to act as Guarantor, in order to repay the outstanding amount of the 2019 Syndicated Loan, purchase electric vehicle batteries, and replenish working capital, and executed a NT$10,700,000,000 Syndicated Credit Facility Agreement with the Banking Syndicate on September 28, 2022 (the "Original Agreement"). Subsequently, the First Supplemental Agreement was signed on December 31, 2024 (the "First Supplemental Agreement"). The Original Agreement, the First Supplemental Agreement, and this Second Supplemental Agreement are collectively referred to as the "Facility Agreement" or this " Syndicated Facility."

WHEREAS, The Borrower has applied to the Agent Bank for amendments to the credit terms. Upon obtaining the written consent of the Banking Syndicate pursuant to the Original Agreement, the parties agree to enter into this Second Supplemental Agreement, with the Agent Bank signing for and on behalf of the Banking Syndicate.

Therefore, the parties have agreed to the below terms and conditions:

Exhibit 10.1

Article 1 Definitions
Unless otherwise expressly provided in this Second Supplemental Agreement, the terms, terminology, definitions, and interpretations set forth in the Original Agreement shall apply to this Second Supplemental Agreement.
Article 2: Deletion of [Redacted] Covenant
The parties hereby agree that, effective as of the execution date of this Second Supplemental Agreement, the undertaking regarding [Redacted] the Original Agreement, shall be deleted.
Article 3: Financial Covenants
The parties hereby agree to amend the first and second sub-paragraphs of Article 8, paragraph 3 of the Original Agreement regarding financial ratios as follows:
" The Guarantor undertakes to maintain the following financial ratios and requirements during the Period of Existence of this Agreement:
(1)Liquidity ratio [liquid asset / liquid debt]: [Redacted].
(2)Debt ratio [(total debt – leasing debt) / shareholder equity]: The debt ratio shall apply based on the earnings before tax (EBT): Where the Guarantor’s EBT[Redacted], the debt ratio shall be [Redacted]; where the Guarantor’s EBT [Redacted], the debt ratio shall be [Redacted].
The forgoing financial ratios and benchmarks shall be reviewed every half a year starting from the date of the 2025 annual consolidated financial report (i.e. every May 31 or September 30, hereinafter the “Review Date”). However, starting from the 2026 annual consolidated financial report (i.e. the 2026 annual consolidated financial report and the 2027 second-quarter consolidated financial report), the review of the above financial ratios and standards shall cease."
Except as otherwise provided in this Second Supplemental Agreement, all other unamended provisions of Article 8, paragraph 3 of the Original Agreement, shall remain in full force and effect.
Article 4: [Redacted] of the Guarantor
The parties hereby agree that, [Redacted], the provisions in the Original Agreement requiring the Guarantor to [Redacted] shall cease to apply. For the purposes of [Redacted]; and other relevant provisions regarding [Redacted] such requirements shall be replaced by the provision [Redacted]. The format in Appendix 1 of this Second Supplemental Agreement shall replace the Declaration in [Redacted] of the Original Agreement.
Article 5: Capital Increase and Shareholding Undertakings
1To support this Syndicated Facility, the Borrower, the Borrower’s Parent, and the Guarantor shall procure that the [Redacted] re-issues a Letter of Undertaking (in the formats set forth in Appendix 2-1 and 2-2) on or before the execution date of this Second Supplemental Agreement, undertaking to maintain an aggregate shareholding in the Guarantor not lower than their current holdings [Redacted]. In the event of any change in the Guarantor’s shares due to a merger or reverse split, such the holdings shall be

Exhibit 10.1
adjusted accordingly and proportionally (any fractional shares resulting from such adjustment shall be disregarded).
2To support this Syndicated Facility, the Borrower, the Borrower’s Parent, and the Guarantor shall procure that Mr. Yin Chung-Yao issues a Letter of Undertaking (in the format set forth format Appendix 3) on or before the execution date this Second Supplemental Agreement, undertaking to arrange for and ensure that natural and/or legal persons to complete a cash capital increase in the aggregate amount equivalent to NT$2,500,000,000 in the Guarantor by December 31, 2026.
3To support this Syndicated Facility, the Guarantor shall issue a Letter of Undertaking (in the format set forth Appendix 4) within one month after the execution of this Second Supplemental Agreement, undertaking to complete a cash capital increase in an amount not less than the equivalent of NT$1,500,000,000 in the Borrower’s Parent by the end of 2026.
Article 6: Notice of Major Events
The parties hereby agree to amend the provisions and application of Article 8, paragraph 19, subparagraph (1) of the Original Agreement. While the Guarantor remains listed on Nasdaq, the original provisions shall apply; however, [Redacted], the following provisions shall apply:
"(1) The Borrower, the Borrower’s Parent, or the Guarantor resolves to or intends to engage in any material investment plan (including long-term equity investment) or any disposal, sale, transfer, or lease of material assets, the amount of a single transaction exceeds NT$300,000,000 or its equivalent in other currencies;"
Article 7: Events of Breach
The parties hereby agree to add the following Event of Breach to Article 9, paragraph 1 of the Original Agreement:
"(18) Any breach, invalidity, or unenforceability of any undertaking or letter of undertaking, or other written instruments issued by [Redacted], Mr. Yin Chung-Yao, or any other party as required pursuant to the Facility Agreement (including all supplemental agreements)."
Article 8: Representations, Warranties, and Undertakings
Except as otherwise provided in this Second Supplemental Agreement, the Borrower, the Borrower’s Parent, and the Guarantor hereby agree to continue to make the same representations warranties, and undertakings as set forth in Articles 7 and 8 and other relevant provisions of the Original Agreement.
Article 9: Continuing Guarantee
The Guarantor hereby agrees to continue providing a guarantee for all debts of the Borrower under the Facility Agreement pursuant to Article 6 and other relevant provisions of the Original Agreement, assuming joint and several liability for full repayment to the Banking Syndicate.
Article 10: Effective Date and Entirety
This Second Supplemental Agreement shall be effective from the date of signing be effective as of its execution date and shall be deemed an integral part of the Facility Agreement. Except as otherwise provided herein, all provisions of the Original Agreement, the First Supplemental

Exhibit 10.1
Agreement, and the appendices thereto shall remain in full force and effect and be binding on all parties to the Facility Agreement. In the event of any inconsistency or conflict between the Original Agreement (including the First Supplemental Agreement) and this Second Supplemental Agreement, the terms of this Second Supplemental Agreement shall prevail.
Article 11: Authorization to Sign
For the purposes of this Second Supplemental Agreement and pursuant to Article 12, paragraph 2 of the Original Agreement, the Agent Bank is authorized to execute this Second Supplemental Agreement for and on behalf of all Syndicate Banks and to handle all related matters. This Second Supplemental Agreement shall be binding upon and inure to the benefit of all Banking Syndicate.
Article 12: Counterparts
This Second Supplemental Agreement is executed in thirteen (13) originals, with one copy to be held by each of the Borrower, the Guarantor, the Agent Bank, and each of the Banking Syndicate; several duplicate copies may also be prepared.
Article 13: Language
This Second Supplemental Agreement is executed in the Chinese version, which shall be the prevailing version for all purpose of interpretation. Any English translation hereof, if any, is provided for reference only.
The Parties hereby declare that they have reviewed all the terms and conditions herein within a reasonable period. This Second Supplemental Agreement is signed by their respective duly authorized officers or representatives as of the date first above written.

Borrower:
Gogoro Energy Network (Cayman), Taiwan Branch
Representative: Chiang, Chia-Wei

/s/ Chiang, Chia-Wei
Chiang, Chia-Wei
Representative

Gogoro Network
Representative: Director Tamon Tseng

/s/ Tamon Tseng
Tamon Tseng
Director

Guarantor:
Gogoro Inc.
Representative: Chair Tamon Tseng

Exhibit 10.1

/s/ Tamon Tseng
Tamon Tseng
Chair

Arranger, Agent and Syndicated Bank:
Mega International Commercial Bank Co., Ltd.
Authorized Signatory:

/s/ Mega International Commercial Bank Co., Ltd.
Mega International Commercial Bank Co., Ltd.
Authorized Representative

Date: March 4th, 2026